 .

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                   FORM 12b-25
                           NOTIFICATION OF LATE FILING

                                   (Check One):
 XForm 10-KSB   __Form 20-F   __Form 11-K  ___Form 10-QSB  __Form N-SAR

            FOR PERIOD ENDED: June 30, 2001
                              -------------

            [ ] Transition Report on Form 10-KSB
            [ ] Transition Report on Form 20-F
            [ ] Transition Report on Form 11-K
            [ ] Transition Report on Form 10-QSB
            [ ] Transition Report on Form N-SAR
            For the Transition Period Ended:_____________________

            Nothing  in this  form  shall be  construed  to imply  that the
Commission has verified any information contained herein.

            If  the  notification  relates  to  a  portion  of  the  filing checked above, identify the Item(s) to which the notification relates:
--------------------------------------------------------------------------------
PART I - REGISTRANT INFORMATION

COGNIGEN NETWORKS, INC.
-----------------------
Full Name of Registrant

N/A
------------------------------------------------------------------------

Former Name if Applicable

7001 Seaview Avenue, N.W. Suite 210
-----------------------------------
Address of Principal Executive Office (Street and Number)

Seattle, Washington  98177
--------------------------
City, State and Zip Code

PART II - RULES 12b-25(b) and (c)

If the subject  report could not be filed  without  unreasonable  effort or expense and the registrant  seeks relief  pursuant to Rule  12b-25(b),  the following should be completed.  (Check box if appropriate).

      (a)   The  reasons  described  in  reasonable  detail  in Part III of this form could not be eliminated without  unreasonable  effort or expense; and

[X]   (b)   The  subject  annual  report,  semi-annual  report,  transition report on Form 10-KSB,  Form 20-F,  Form 11-K or Form N-SAR, or
            portion  thereof,  will be filed  on or  before  the  fifteenth
            calendar  day  following  the   prescribed  due  date;  or  the
            subject  quarterly report of transition  report on Form 10-QSB, or  portion  thereof  will be  filed  on or  before  the  fifth calendar day following the prescribed due date; and

      (c)   The  accountant's  statement or other exhibit  required by Rule
            12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in  reasonable  detail the reasons  why the Form  10-KSB,  Form
20-F,  Form 11-K,  Form 10-QSB,  Form N-SAR,  or the  transition  report or portion  thereof,  could not be filed  within the  prescribed  time period.
(Attach extra sheets if needed.)

      The  Registrant  attempted to file Form 10-KSB on September 28, 2001;
however,  due to  software  problems,  the  filing was not  accepted  until
October 1, 2001. The  Registrant  filed the audited  financial  information for the year ended June 30, 2001 on October 1, 2001.

PART IV - OTHER INFORMATION

      (1)   Name and  telephone  number of person to  contact  in regard to this notification:

   Darrell H. Hughes                 (206)           297-6151
------------------------            ------      -------------
       (Name)                     (Area Code)  (Telephone Number)

      (2)   Have all other  periodic  reports  required under Section 13 or
15(d)  of  the  Securities  Exchange  Act  of  1934  or  Section  30 of the
Investment  Company  Act of 1940  during  the  preceding  12 months (or for such  shorter)  period  that  the  registrant  was  required  to file  such report(s)  been  filed?  If the  answer is no,  identify  report(s).  [ X ]
Yes  [   ] No

      (3)   Is it  anticipated  that any  significant  change in results of operations from the  corresponding  period for the last fiscal year will be reflected by the earnings  statements to be included in the subject  report
or   portion   thereof?   [  ]   Yes   [   X]   No   If   so,   attach   an
explanation   of   the   anticipated    change,    both   narratively   and
quantitatively,  and, if  appropriate,  state the reasons why a  reasonable estimate of the results cannot be made.

                             COGNIGEN NETWORKS, INC.
                             -----------------------
                  (Name of Registrant as specified in charter)

has  caused  this   notification   to  be  signed  on  its  behalf  by  the
undersigned hereunto duly authorized.

Date: October 1, 2001                     By: Darrell H. Hughes
                                             ------------------
                                              Chairman of the Board,
                                               President and
                                               Chief Executive Officer

                                    ATTENTION

Intentional   misstatements   or  omissions  of  fact  constitute   Federal
Criminal Violations (See 18 U.S.C. 1001).